EXHIBIT 99.1

Predictive Oncology Reports Second Quarter 2020 Financial Results, Provides Business Update

Increases Readiness for Commercialization with Expanded Portfolio of Solutions for Precision Medicine

NEW YORK, Aug. 13, 2020 (GLOBE NEWSWIRE) -- Predictive Oncology (NASDAQ: POAI), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today reported financial results for the quarter ended June 30, 2020 and provided a business update.

Financial and Business Highlights of Q2 and Recent Developments

  Secured first commercial sale of its novel ovarian cancer cell media for cancer cells collected from patient derived samples through its TumorGenesis division
  Completed the acquisition of Quantitative Medicine (“QM”), a biomedical analytics and computational biology company (July 2020), in an all-stock transaction valued at approximately $1.8 million
  Completed an asset purchase agreement to acquire Soluble Therapeutics and its HSC™ Technology along with BioDtech Inc.
  Refreshed Board of Directors with appointment of three new independent directors
  Strengthened balance sheet with recent equity offerings.
  Management anticipates a need to raise additional capital to support operations and near-term debt repayments

“During the second quarter we reached a major milestone in our journey towards full commercialization with the first sale of our novel ovarian cancer cell media to a top-rated medical university in New England,” commented Dr. Carl Schwartz, Predictive Oncology CEO. "This sale serves as a solid proof point of our mission and is a significant achievement towards improving healthcare outcomes for cancer patients. Our unique media significantly expands the number of ovarian cancer cell types that can be studied representing nearly 95% of all ovarian cancers, many of which have never been cultured before now, and reduces waste in cancer research.”

“Our acquisitions of Soluble Therapeutics and BioDtech position us with next level capabilities that we believe will materially advance our progress towards developing new targeted therapies in collaborations with pharmaceutical companies and enable meaningful expansion of revenue opportunities,” added Dr. Schwartz. “Soluble Therapeutics assets will help us to provide the best formulation with the highest concentration and the most stable solution for protein and peptide-based drugs while the acquisition of BioDtech gives us governance over its testing solution for unmasking endotoxins. Together, we believe these acquisitions will substantially advance the discipline of precision medicine and accelerate our pursuit of monetizing our full portfolio of assets.”

Dr. Schwartz continued, “We also completed our acquisition of QM in early 2020, bringing its proven, machine learning platform, CoRE, into our portfolio of assets in our Helomics business and equipping us with a framework for an end-to-end solution for precision medicine. We are encouraged by the emerging opportunities this opens for us to further revolutionize AI-driven predictive modeling that can be used to accelerate the development of personalized patient treatments.”

“Our Helomics business continues to make solid progress with our CancerQuest 2020 initiative and our collaboration with UPMC Magee Hospital to build AI-driven predictive models for the treatment of ovarian cancer,” added Dr. Schwartz. “Thus far, we have received outcome data, completed the second phase of sequencing and have begun the process to build our AI-model. We are on track to complete the study and have our first AI-driven model in accordance with our workplans, despite a later start date that was triggered by a delay in funding resulting from the COVID-19 pandemic. We expect to have our first AI-driven model completed in the second half of 2020. Just as important, we have been ramping up our commercial outreach activities with large pharma companies to build a pipeline of targeted opportunities ahead of model completion.”

Dr. Schwartz concluded, “We further bolstered our liquidity position with approximately $4.6 million in gross proceeds from a registered direct offering of common stock, the exercise of warrants and the issuance of additional warrants. Although we still have significant short-term debt obligations, the equity offerings demonstrate investor confidence, extend our cash runway and provide working capital to continue our pursuit of developing commercially viable solutions for large pharma. From a governance perspective, we refreshed our board operations with the appointment of three new independent directors, who collectively have extensive industry, financial and business development experience and a rich network of industry contacts that we believe will be extremely advantageous as we execute the next steps in our business plan.”

Second Quarter 2020 Financial Results

Revenues were $183,000 compared with $286,000 for the second quarter of 2019. Revenues in both years were primarily driven through the sale of Predictive Oncology’s proprietary STREAMWAY units, of which 1 unit and 7 units were sold in the three months ended June 30, 2020 and 2019, respectively.

Gross margin was 53% in the second quarter of 2020 compared with 59% in the 2019 period. The decrease was due to higher costs on lower revenue in the current period compared to the prior year period. General & administrative expenses decreased 3% to $3.2 million in the second quarter of 2020 as a result of lower costs related to share-based compensation. Operations expenses decreased to $521,000, compared with $1.3 million in the second quarter of 2019.

Net loss was $3.6 million, inclusive of other income of $1.3 million related to the revaluation of equity method investments and gains on elimination of notes outstanding, and interest and dividend income, compared with net income of $1.5 million for the second quarter of 2019. The second quarter of 2020 includes a gain on the revaluation of cash advances to Helomics of $1.2 million and a gain of $6.2 million on a revaluation of equity method investment.

Outlook

Management continues to focus its resources on the Helomics and TumorGenesis divisions and the Company’s primary mission of applying artificial intelligence to precision medicine, drug discovery and the mediums used to replace rats and mice in preliminary cancer studies. Management reaffirms that it is focusing the majority of its resources on maximizing opportunities within the Company’s precision medicine business.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through three segments (Domestic, International and other), which contain four subsidiaries; Helomics, TumorGenesis, Skyline Medical and Skyline Europe. Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. Helomics’ CLIA-certified lab provides clinical testing that assists oncologists in individualizing patient treatment decisions, by providing an evidence-based roadmap for therapy. In addition to its proprietary precision oncology platform, Helomics offers boutique CRO services that leverage its TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and an AI-powered proprietary bioinformatics platform to provide a tailored solution to its clients’ specific needs. Predictive Oncology’s TumorGenesis subsidiary is developing a new rapid approach to growing tumors in the laboratory, which essentially “fools” cancer cells into thinking they are still growing inside a patient. Its proprietary Oncology Discovery Technology Platform kits will assist researchers and clinicians to identify which cancer cells bind to specific biomarkers. Once the biomarkers are identified they can be used in TumorGenesis’ Oncology Capture Technology Platforms which isolate and help categorize an individual patient’s heterogeneous tumor samples to enable the development of patient specific treatment options. Helomics and TumorGenesis are focused on ovarian cancer. Predictive Oncology’s Skyline Medical division markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. The company has achieved sales in five of the seven continents through both direct sales and distributor partners. For more information, please visit www.Predictive-Oncology.com.

Forward-Looking Statements

Portions of the narrative set for this document that are not statements of historical or current facts are forward-looking statements, in particular, the commercial outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

  We may not be able to continue operating without additional financing;
  Current negative operating cash flows;
  The terms of any further financing, which may be highly dilutive and may include onerous terms;
  Risks related to the 2019 merger with Helomics including; 1) significant goodwill could result in further impairment; 2) possible failure to realize anticipated benefits of the merger; 3) costs associated with the merger may be higher than expected; 4) the merger may result in the disruption of our existing businesses; and 5) distraction of management and diversion of resources;
  Risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns;
  Risks related to the transaction with Quantitative Medicine including: 1) possible failure to realize anticipated benefits of the transaction; 2) costs associated with the acquisition may be higher than expected; 3) the transaction may result in the disruption of our existing businesses; and 4) distraction of management and diversion of resources;
  Risk that we will be unable to protect our intellectual property or claims that we are infringing on others’ intellectual property;
  The impact of competition;
  Acquisition and maintenance of any necessary regulatory clearances applicable to applications of our technology;
  Inability to attract or retain qualified senior management personnel, including sales and marketing personnel;
  Risk that we never become profitable if our product is not accepted by potential customers;
  Possible impact of government regulation and scrutiny;
  Unexpected costs and operating deficits, and lower than expected sales and revenues, if any;
  Adverse results of any legal proceedings;
  The volatility of our operating results and financial condition;
  Management of growth;
  Material and adverse effects of the COVD-19 pandemic, including impact on a significant supplier; a reduction in on-site staff at several of our facilities, resulting in delayed production and less efficiency; impact on sales efforts; impact on accounts receivable and terms demanded by suppliers; and possible impact on financing transactions; and,
  Other specific risks that may be detailed from time to time in the Company’s reports filed with the SEC, which are available for review at www.sec.gov.

Investor Relations Contact:

Hayden IR
James Carbonara
(646)-755-7412
james@haydenir.com

-- Tables Follow –

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$3,394,078	$150,831
Accounts Receivable	272,493	297,055
Inventories	235,368	190,156
Prepaid Expense and Other Assets	426,704	160,222
Total Current Assets	4,328,643	798,264

Fixed Assets, net	2,409,721	1,507,799
Intangibles, net	3,539,597	3,649,412
Lease Right-of-Use Assets	1,528,150	729,745
Goodwill	15,690,290	15,690,290
Total Assets	$27,496,401	22,375,510

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$2,449,046	$3,155,641
Notes Payable – Net of Discounts of $282,099 and $350,426	4,412,377	4,795,800
Accrued Expenses	2,649,160	2,371,633
Derivative Liability	4,629,570	50,989
Deferred Revenue	38,582	40,384
Lease Liability	473,043	459,481
Total Current Liabilities	14,651,778	10,873,928

Lease Liability – Net of current portion	1,055,107	270,264
Other long-term liabilities	98,358	-
Total Liabilities	15,805,243	11,144,192

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 and 79,246 shares outstanding	792	792
Series D Convertible Preferred Stock, $.01 par value, 3,500,000 shares authorized, 0 and 3,500,000 outstanding	-	35,000
Series E Convertible Preferred Stock, $.01 par value, 350 shares authorized, 0 and 258 outstanding	-	3
Common Stock, $.01 par value, 100,000,000 shares authorized, 13,190,787 and 4,056,652 outstanding	131,908	40,567
Additional paid-in capital	102,163,864	93,653,667
Accumulated Deficit	(90,605,406)	(82,498,711)

Total Stockholders' Equity	11,691,158	11,231,318

Total Liabilities and Stockholders' Equity	$27,496,401	$22,375,510

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$182,784	$286,151	$477,727	$541,392
Cost of goods sold	85,261	118,390	177,918	192,106
Gross margin	97,523	167,761	299,809	349,286

General and administrative expense	3,211,817	3,310,368	6,040,293	4,808,314
Operations expense	521,116	1,271,258	1,069,869	1,737,824
Sales and marketing expense	133,015	685,029	397,424	1,239,245
Total operating loss	(3,768,425)	(5,098,894)	(7,207,777)	(7,436,097)

Gain on revaluation of cash advances to Helomics	-	1,222,244	-	1,222,244
Other income	52,965	(3,223)	52,968	50,209
Other expense	(729,837)	(607,343)	(1,846,912)	(1,157,711)
Gain (loss) on derivative instruments	(422,081)	(211,940)	(394,974)	(231,348)
Gain on notes receivables associated with asset purchase	1,290,000	-	1,290,000	-
Loss on equity method investment	-	-	-	439,637
Gain on revaluation of equity method in investment	-	6,164,260	-	6,164,260
Net income (loss)	$(3,577,378)	$1,465,104	$(8,106,695)	$(1,828,080)
Deemed dividend on Series E Convertible Preferred Stock	-	20,398	-	20,398
Net income (loss) attributable to common shareholders per common shares-basic and diluted	$(3,577,378)	$1,444,706	$(8,106,695)	$(1,848,478)

Gain (loss) per common share basic	$(0.36)	$0.49	$(1.10)	$(0.81)
Gain (loss) per common share diluted	(0.36)	0.24	(1.10)	(0.81)

Weighted average shared used in computation - basic	9,838,152	2,960,937	7,362,240	2,274,754
Weighted average shared used in computation - diluted	9,838,152	6,007,078	7,362,240	2,274,754